EXHIBIT 99.2

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot Maza
Chief Financial Officer
(914) 785-4742

Dan Budwick
BMC Communications
(212) 477-9007 ext.14

EMISPHERE TECHNOLOGIES SECURES
$20 MILLION EQUITY COMMITMENT

Tarrytown, NY – DECEMBER 28, 2004 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced it has entered into an agreement with Kingsbridge Capital Limited, whereby Kingsbridge has committed to purchase up to $20 million of Emisphere’s common stock over a two-year period.

Under the terms of the commitment, Emisphere may draw funds from Kingsbridge, at its discretion, in amounts up to 3% of the Company’s market capitalization at the time of the draw.  In exchange for each draw, Emisphere will sell to Kingsbridge newly issued shares of common stock priced at a discount of between 8-12% of the average trading price of the Company’s stock during the financing period, with the reduced discount applying if the price of the common stock is equal to or greater than $8.50.  Emisphere will control the minimum acceptable purchase price of any shares to be issued to Kingsbridge during the term of the agreement.  Emisphere’s right to begin drawing funds will commence upon the Securities and Exchange Commission declaring effective a registration statement to be filed by the Company.

Emisphere is under no obligation to access any of the capital available under this commitment.  In addition, Emisphere can participate in other debt or equity financings without restriction, provided that such financings do not use any floating or other post-issuance adjustable discount to the market price of Emisphere’s common stock. Kingsbridge is precluded from short selling any of Emisphere’s shares during the term of the agreement.  In return for the commitment, Emisphere issued to Kingsbridge a warrant to purchase 250,000 shares of common stock at a premium to the current market price.

“This financing vehicle provides added flexibility as we determine our capital needs, taking into account existing cash reserves, anticipated milestone payments, and other financing strategies available to us,” commented Elliot Maza, CFO of Emisphere Technologies.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics.  Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 29, 2004.

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